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                              NEW YORK BANCORP INC.
                            241-02 Northern Boulevard
                           Douglaston, New York 11362

                                    Form 10-K
                               September 30, 1995

Exhibit 11.  Statement re:  Computation of Per Share Earnings (1)

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                                                                                             For the Year Ended
                                                                                                September 30,
                                                                                         _________________________
                                                                                            1995          1994 (2)
                                                                                         __________     __________
                                                                                            (In Thousands,except
                                                                                              per share amounts)

Income before extraordinary item and cumulative
 effect of change in accounting principle......................................          $   11,562     $   27,467
Cumulative effect of change in accounting
 for income taxes..............................................................                  --          5,685
                                                                                         __________     __________
Net income.....................................................................          $   11,562     $   33,152
                                                                                         ==========     ==========

Weighted average common shares outstanding.....................................              12,991         12,961

Common stock equivalents due to dilutive
 effect of stock options.......................................................                 337            649
                                                                                         __________     __________

Total weighted average common shares and
 equivalents outstanding.......................................................              13,328         13,610
                                                                                         ==========     ==========

Primary earnings per share:
  Income before extraordinary item
   and cumulative effect of
   change in accounting principle..............................................             $   .87       $   2.02
  Cumulative effect of change in
   accounting for income taxes.................................................                  --            .42
                                                                                            _______       ________
  Net income...................................................................             $   .87       $   2.44
                                                                                            =======       ========
______________
(1)  Earnings per common share have been  calculated  to fully  reflect the ten percent  stock  dividend effective
     February 14, 1994.
(2)  Restated  to reflect  the  merger  with  Hamilton  Bancorp,  Inc.,  which was  accounted  for as a pooling of interests.
(3)  Additional  shares using period end market values  versus  average  market values would not be  significantly dilutive. As such, the computation of fully dilutive earnings per share has been omitted.

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